Exhibit 99.1

FOR IMMEDIATE RELEASE

CARREKER CORPORATION SPECIAL COMMITTEE

COMPLETES INVESTIGATION

Validity of Affected Contracts Not in Question

No Evidence of Intent to Mislead

Historical Financials To Be Restated

DALLAS (January 28, 2003) — Carreker Corporation [Nasdaq: CANIE] announced today that its Special Committee has completed its investigation and presented its findings to the Company’s Board of Directors.

The Committee investigated a number of matters relating to the Company’s financial statements and disclosures, particularly in the area of the Company’s revenue recognition policies.  In this regard, while none of the affected contracts were found to be invalid, the Committee identified contract dating issues involving the Company’s practices relating to when contracts became effective and the corresponding recognition of revenue from those contracts.

James R. Erwin, chairman of the Special Committee and Lead Director of Carreker’s Board of Directors stated, “The Committee, along with its own legal and forensic accounting advisors, conducted a thorough investigation.  While the Committee’s review identified timing issues surrounding contracts, we found no evidence of an intent by management to mislead or deceive.”

The Company, after weighing the Committee’s findings, as well as the matters identified by its own review of the financial statements, will restate its historical financials, primarily to revise its accounting for licenses and certain service revenues, which will tend to spread the related revenue over multiple periods, affecting both historical and future contracts.  Carreker expects to restate its financial results beginning with its 1998 fiscal year, and will present its financial results for the third and fourth quarters of fiscal 2002, as well as for future periods, on this basis.

The Company’s Chairman and CEO, J.D. (Denny) Carreker, commented on the results of the review saying, “We are pleased to have this comprehensive investigation completed.  While restating our historical financials will take some time, we are eager to move beyond this difficult period, become current in our SEC filings and put to rest the uncertainty that has surrounded the Company during this process.  We appreciate the confidence and loyalty our shareholders, customers, partners and employees have shown during this time.  We will continue to build on our long-standing relationships and our more than 20 years of providing innovative solutions to financial institutions around the world.”

As previously announced, the Company received notification from Nasdaq that its securities are subject to delisting as a result of its delayed filing of its Form 10-Q for its fiscal third quarter ending October 31, 2002.  Carreker has appealed this decision and a Nasdaq Qualifications Panel hearing has been scheduled for January 30, 2003.  Other than the Company’s failure to timely file its Form 10-Q and the restatement of its historical financials, the Company is aware of no other deficiencies, qualitative or quantitative, that would prevent its securities from continued listing on the Nasdaq National Market.

At the Nasdaq hearing, Carreker will present its plan and schedule to regain compliance and will seek to demonstrate to the Panel that it is appropriate for its securities to remain listed pending its filings.  It is expected that the Nasdaq Panel will make its decision in the weeks following the hearing.  Carreker’s securities will continue to trade on the Nasdaq National Market pending the Panel’s ruling on the appeal. There can be no assurance that the Company’s appeal will be successful.

Carreker has apprised the SEC regarding the Committee’s work, as well as the Company’s decision to restate its historical financial information, and it intends to keep the SEC informed of its progress.

I.                                         ABOUT CARREKER CORPORATION

Carreker Corporation improves earnings for financial institutions around the world. The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, Australia, and South Africa. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation also has offices located around the world including London, Toronto, and Sydney. For more information, visit www.carreker.com.

Forward Looking Statements - Except for historical information, the statements in this release, including statements regarding the Company’s review and restatement of its financial statements and the implications thereof, as well as the possible delisting of the Company’s securities from the Nasdaq National Market, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the risks and uncertainties associated with the restatement (which could include material changes in the Company’s financial statements, litigation, the delisting from Nasdaq of the Company’s common stock, and volatility in the Company’s common stock price), as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services, products and prices. For further information concerning certain of these risks and uncertainties, see under the caption “Business — Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2002. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

###

Vickie Gorton, Senior Vice President, Director Investor Relations (972) 371-1601 PH (972) 458-2567 FX Email: vgorton@carreker.com

Terry Gage, Executive Vice President and CFO (972) 371-1454 PH (972) 458-2567 FX Email: tgage@carreker.com